Exhibit 16.1

MANNING ELLIOTT
CHARTERED ACCOUNTANTS

11th Floor, 1050 West Pender Street, Vancouver, BC, Canada V6E 3S7
Phone: 604.714.3600 Fax: 604.714.3669 Web: manningelliott.com




Re:      TAMARACK VENTURES, INC.
         FILE REF. NO. 000-50774

This letter will confirm that we reviewed Item 4.01 of the Company's Form 8-K dated March 16, 2005, captioned "Changes in Registrant's Certifying Accountant " and that we agree with the statements made therein as they relate to Manning Elliott. We are not in a position to agree or disagree with the statements in
Item 4.01 regarding the engagement of Peterson & Co. or the approval of such engagement by the Board of Directors.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.


/s/ "Manning Elliott"
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MANNING ELLIOTT

CHARTERED ACCOUNTANTS

Vancouver, Canada

March 18, 2005